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                                                                    EXHIBIT 11.1


             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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
                                                                  Year Ended December 31,
                                                                 -------------------------
                                                                       1999           1998
                                                                       ----           ----
Weighted average Crescent common shares outstanding during
 the year                                                         1,712,357      1,665,957

Common shares issuable in connection with  assumed exercise
 of options under the treasury stock method                         102,171         53,691
                                                                 ----------     ----------
TOTAL                                                             1,814,528      1,719,648
                                                                 ==========     ==========
Net Income                                                        1,456,755     $3,301,594
                                                                 ==========     ==========
Per Share amount - Primary/Basic                                 $     0.85     $     1.98

Per Share amount - Diluted                                       $     0.80     $     1.92
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